Exhibit 99.B(h)(1)(i)

AMENDED SCHEDULE A

with respect to the

AMENDED AND RESTATED

ADMINISTRATION AGREEMENT

between

ING VARIABLE PORTFOLIOS, INC.

And

ING FUNDS SERVICES, LLC

Administrative Services Fee
Series	(as a percentage of managed assets)

ING BlackRock Science and Technology Opportunities Portfolio	.055% on the 1st $5 billion .030% over $5 billion

ING Dow Jones Euro STOXX 50® Index Portfolio	0.10%

ING FTSE 100 Index Portfolio	0.10%

ING Hang Seng Index Portfolio	0.10%

ING Index Plus LargeCap Portfolio	.055% on the 1st $5 billion .030% over $5 billion

ING Index Plus MidCap Portfolio	.055% on the 1st $5 billion .030% over $5 billion

ING Index Plus SmallCap Portfolio	.055% on the 1st $5 billion .030% over $5 billion

ING International Index Portfolio	0.10%

ING Japan Equity Index Portfolio	0.10%

ING Nasdaq 100 Index Portfolio	0.10%

ING Opportunistic LargeCap Growth Portfolio	.055% on the 1st $5 billion .030% over $5 billion

ING Opportunistic LargeCap Portfolio	.055% on the 1st $5 billion .030% over $5 billion

ING Russell™ Global Large Cap Index 75% Portfolio	0.10%

ING RussellTM Large Cap Growth Index Portfolio	0.10%

ING RussellTM Large Cap Value Index Portfolio	0.10%

ING RussellTM Mid Cap Growth Index Portfolio	0.10%

ING Russell™ Large Cap Index Portfolio	0.10%

ING Russell™ Mid Cap Index Portfolio	0.10%

ING Russell™ Small Cap Index Portfolio	0.10%

ING Small Company Portfolio	.055% on the 1st $5 billion .030% over $5 billion

ING U.S. Bond Index Portfolio	0.10%

ING U.S. Government Money Market Portfolio	0.10%

ING WisdomTreeSM Global High-Yielding Equity Index Portfolio	0.10%